Exhibit 21.1
SUBSIDIARIES

Subsidiary	Jurisdiction

Transmation (Canada) Inc.	Canada

*metersandinstruments.com, Inc.	New York

*	During the fiscal year ended March 29, 2008, Transcat completed its dissolution and liquidation of metersandinstruments.com, Inc.